Exhibit 2.3

STATE OF WYOMING

Office of the Secretary of State

I, EDWARD A. BUCHANAN, SECRETARY OF STATE of the STATE OF WYOMING, do hereby certify that according to the records of this office,

Advanced Bio-Oil Technologies Ltd.

is a

Profit Corporation

formed or qualified under the laws of Wyoming did on July 27, 2016, comply with all applicable requirements of this office. Its period of duration is Perpetual. This entity has been assigned entity identification number 2016-000721430.

This entity is in existence and in good standing in this office and has filed all annual reports and paid all annual license taxes to date, or is not yet required to file such annual reports; and has not filed Articles of Dissolution.

I have affixed hereto the Great Seal of the State of Wyoming and duly generated, executed, authenticated, issued, delivered and communicated this official certificate at Cheyenne, Wyoming on this 15th day of August, 2018 at 11:05 AM. This certificate is assigned 027595022.

/s/ Edward A. Buchanan Secretary of State

STATE OF WYOMING * SECRETARY OF STATE

EDWARD A. BUCHANAN

BUSINESS DIVISION

2020 Carey Avenue, Cheyenne, WY 82002-0020

Phone 307-777-7311 · Fax 307-777-5339

Website: http://soswy.state.wy.us · Email: business@wyo.gov

Validation of Certificate of Good Standing for
Certificate Issued 08/15/2018

Validation Certificate Generated: August 15, 2018

Certificate number 027595022 is a valid number for a certificate of good standing issued by the Wyoming Secretary of State's office for Advanced Bio-Oil Technologies Ltd., a Profit Corporation formed or qualified under the laws of Wyoming on 07/27/2016.